Exhibit 99.1

NEWS RELEASE

HEADLINE:	TRI-VALLEY COMPLETES $5.4 MILLION PRIVATE PLACEMENT

CONTACT:	F. LYNN BLYSTONE, PRESIDENT & CHIEF
EXECUTIVE OFFICER

Bakersfield, California	February 27, 2007	AMEX "TIV"

Tri-Valley Corporation (AMEX-TIV) announced today the completion of private placements of its unregistered, restricted common stock at a premium to the market. The placements totaled $5.4 million.

Two accredited shareholders in Europe increased their existing positions substantially. One purchased 600,000 shares at $8.50 accompanied by 200,000 two year warrants at $10.00. The other exercised 33,333 warrants at $9.00. The issuance of the securities is subject to approval by the American Stock Exchange.

Tri-Valley plans to use the proceeds primarily to build up its revenue producing assets including further enhancement of its rig fleet, purchase of additional drill pipe and paying its 25% share of partnership development drilling on its producing properties. The Company will also add to its exploration leasehold position, fund further research on its tight formation oil and gas discoveries and hire an additional petroleum engineer to accelerate all of these ventures.

The Company is in its 44th year of business as a successful operating company and for 33 years has been a full reporting 12 (g) publicly traded Delaware Corporation. Tri-Valley Corporation stock is publicly traded on the American Stock Exchange under the symbol "TIV". Our company website, which includes all SEC filings, is www.trivalley.com.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements which includes such words and phrases as exploratory, wildcat, prospect, speculates, unproved, prospective, very large, expect, potential, etc. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in the company's quarterly report on Form 10-Q for the quarter ended September 30, 2006, and the annual report on Form 10-K for the year ended December 31, 2005.

Contact: F. Lynn Blystone
President & CEO
800-579-9314